Exhibit 99

          Ten Stix Seeks Acquisition Candidates in Motorsports Industry
       - Company Pursues Successful Internet and Retail Based Businesses -

Scottsdale, AZ, October 22, 2004 - David Keaveney, CEO of Ten Stix, Inc. (OTCBB:
TNTI) announced today the company is seeking acquisition candidates with successful Internet or retail based operations in the motorsports industry.

Keaveney comments, "In order to expand the company's revenue base and as a strategic growth plan, we are pursuing acquisitions in the motorsports industry. Ideally an acquisition will be Internet driven, have a strong brand image and a wide distribution of customers, although consideration will also be given to retail-based businesses with a solid customer base and positive cash flow. Currently I am evaluating a candidate with several years of Internet and retail sales, a diverse product line, name recognition and flexibility for growth. Our market research shows there is numerous prospects that could fit our acquisition profile and I am confident we will find one that suits our needs and terms of purchase."

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

For further information about Ten Stix or its acquisition program, please contact David Keaveney at 480-419-8607 or via email at dkeaveney@cox.net